THIRD AMENDMENT OF LEASE


         Between AMAX REALTY DEVELOPMENT, INC. a Delaware corporation, and V. PAULIUS AND ASSOCIATES, a New Jersey corporation, collectively t/a PORT CARTERET, a joint venture (hereinafter called "Landlord"), and DI GIORGIO CORPORATION, a Delaware corporation (hereinafter called "Tenant"), dated this 26th day of November, 1997.

                                     WHEREAS

         A. Landlord and Tenant previously have entered into a lease agreement, dated February 11, 1994 for the leasing of premises in Carteret, New Jersey ("INITIAL LEASE"); and

          B. The parties previously have entered into a First Amendment of Lease, dated August 16, 1996 and a Second Amendment of Lease, dated October 30, 1996 (referred to collectively herein with the INITIAL LEASE as the "LEASE").

         C. The parties hereto desire to further amend the LEASE in certain respects;

         NOW, THEREFORE, for and in consideration of the promises and covenants contained herein, the parties hereto agree as follows:

         1. The recitals set forth above are incorporated by reference herein as though fully set forth at length.

         2. All capitalized terms used in this Third Amendment of Lease and not defined herein shall have the meanings set forth in the LEASE.

         3. The provisions of this Third Amendment of Lease shall take effect as of the Effective Date hereof (as hereinafter defined).

         4. Paragraph 49 of the LEASE provides Tenant with the option to lease Additional Lands, as defined and described therein.

         5. The lands described on Exhibit "A" attached hereto and made a part hereof are removed and omitted as constituting a portion of the Additional Lands.

         6. The lands described on Exhibit "B" attached hereto and made a part hereof constitute the remaining Additional Lands ("Remaining Additional Lands").

         7. Exhibits "A" and "B" are more particularly shown on a certain map attached hereto and made a part hereof, as Exhibit "C".

         8. Tenant hereby agrees to exercise its option to lease the Remaining Additional Lands in accordance with the provisions hereof.

         9. In all respects and matters, including but not limited to, the payment of Taxes, the right to purchase, the right to extend the Term, the Additional Building, the Additional Building Delivery of Possession Date, the Additional Building Plans, the Notice of Additional Building and the Additional Building Fixed Rent, the Remaining Additional Lands shall be deemed to be Premises pursuant to the LEASE, in the same manner as if the Remaining Additional Lands were included within the Premises in the INITIAL LEASE.

         10. Following the execution hereof, Tenant shall not have the right to terminate the leasing of the Remaining Additional





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Lands or cease to pay Rental on account thereof, except as provided in the LEASE for all of the Premises.

         11. Landlord, Ground Lessor and/or its designees, at any time(s), shall have the right to improve all or any portion of the Remaining Additional Lands as a parking facility or otherwise to "cap" all or any portion of the Remaining Additional Lands in connection with the performance of their obligations pursuant to Paragraph 47 of the LEASE and Tenant shall have the right to require that Landlord improve all or any portion of the Remaining Additional Lands as a parking facility, subject to the provisions hereof.

         12. If Landlord shall notify Tenant of its intention to improve the Remaining Additional Lands as a parking facility, or if Tenant shall require that Landlord improve the Remaining Additional Lands as a parking facility, subject to the provisions hereof, then and in either event, Landlord shall submit to Tenant the proposed plans and specifications for such work, the reasonably estimated hard and soft costs of such work and an allocation between the hard and soft costs. Tenant shall notify Landlord within thirty (30) days after receipt of such submission if it does not consent to the plans, specifications and/or costs of such work, which consent shall not be unreasonably withheld, and Tenant shall set forth in reasonable detail, the basis for withholding its consent.

         13. If Tenant shall not consent to the plans, specifications and/or costs, the parties shall proceed diligently and in good faith to agree on the plans, specifications and/or costs. If the parties shall fail to agree on the plans and specifications within sixty (60) days thereafter, Landlord shall have the right to cause the work to be performed in substantial accordance with the most recent plans and specifications delivered to Tenant and Tenant shall reserve its rights to contest the reasonableness of the plans and specifications.

         14. If the parties shall fail to agree on the costs of such work, Tenant shall be free to obtain and submit to Landlord bids for hard costs only from not more than three (3) mutually agreeable independent contractors (which may not be an Affiliate of Tenant) (herein "Third Party Parking Lot Bids") for the improvement of the Remaining Additional Lands in accordance with the agreed upon plans and specifications or with the most recently submitted plans and specifications, as the case may be. Tenant shall submit such Third Party Parking Lot Bid(s), if at all, within sixty (60) days thereafter. Upon receipt of such Bid(s), Landlord shall have the right to elect either to (a) match the lowest Third Party Parking Lot Bid or (b) enter into a contract with the lowest Third Party Parking Lot Bidder for said bid price plus a sum equal to the soft costs and reduce its hard cost price per acre to the hard cost price charged it by said contractor.

         15. If the Remaining Additional Lands are improved as described herein, then Tenant shall have the right to use the Remaining Additional Lands as so improved, solely for parking and ancillary purposes.

         16. Subparagraph 49(f) hereby is amended to read as follows:
                  "(f) Commencing on the Effective Date and continuing for the balance of the Initial Term, or until Tenant elects to use the Remaining Additional Lands as an improved parking facility, the Fixed Rent to be paid pursuant to the LEASE shall be increased by the sum of Fifty-Two Thousand and 00/100 ($52,000.00) Dollars per annum, payable at the rate of Four Thousand Three Hundred Thirty-Three and 33/100 ($4,333.33) Dollars per month ('Remaining Additional Lands Fixed Rent')".






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         17. At such time as the  Remaining  Additional  Lands are improved as a parking facility and used by Tenant, the Fixed Rent to be paid for the Remaining Additional Lands ("Improved Remaining Additional Lands Fixed Rent") shall be determined in the following manner:

                  The acreage of the Remaining Additional Lands, multiplied by the cost of improvements per acre (as determined pursuant to the provisions of this Amendment; multiplied by a rate equal to the twenty (20) year United States Treasury Bill interest rate, as of the Effective Date, plus four (4%) percentage points; plus an amount equal to four (4%) percent of the foregoing; plus an amount equal to the Remaining Additional Lands Fixed Rent (Fifty-Two Thousand [$52,000] Dollars) and the Annual Improved Remaining Additional Lands Fixed Rent per acre shall be the Improved Remaining Additional Lands Fixed Rent divided by the acreage of the Remaining Additional Lands. By way of example, if the acreage of the Remaining Additional Lands is four and thirty-four hundredths (4.34) acres; the cost per acre is One Hundred Thousand ($100,000.00) Dollars; the Treasury Bill interest rate is six and one-half (6.5%) percent; and the Remaining Additional Lands Fixed Rent is Fifty-Two Thousand ($52,000) Dollars; then the Improved
                  Remaining  Additional  Lands  Fixed Rent shall be as  follows:
                  4.34 x  100,000  x (6.5% + 4%) 10.5% = 45,570 + (45,570 x .04)
                  1,822,80  =  47,392.80  + 52,000 =  99,392.80  and the  Annual
                  Improved Additional Lands Fixed Rent per acre shall be $99,392.80 / 4.34 = $22,901.80.

         18. Subparagraph 49(g) hereby is amended to read as follows:

                  "(g) At such time as Tenant desires to develop the Remaining Additional Lands as hereinafter provided, it shall notify Landlord, it being acknowledged that Tenant has the right to require the construction of an additional building of like kind ("Additional Building"), subject to the provisions hereof, the square footage of which shall not be less than one hundred fifty thousand (150,000) square feet and shall be attached to the existing Building ("Notice of Additional Building"). Following the delivery of the Notice of Additional Building, Landlord and Tenant shall proceed diligently and in good faith to establish an estimated Additional Building Delivery of Possession Date (as hereinafter defined in subparagraph 49[h]) and agree on the size, location, design, plans, specifications, time frame and all other matters relevant to the construction of the Additional Building ("Additional Building Plans"). If the estimated Additional Building Delivery of Possession Date will occur after the commencement of the sixth (6th) Lease Year, then Tenant shall be required to exercise the first and/or the second Renewal Terms so that the Term of the Lease following such Additional Building Delivery of Possession Date will equal at least fifteen (15) years. In the event Tenant is required to exercise the first and/or the second Renewal Terms, then concurrently with Landlord and Tenant establishing the Additional Building Plans, Landlord and Tenant shall agree upon the Fixed Rent to be paid during the first and/or the second Renewal Terms, as the case may be. To the extent the estimated Additional Building Delivery of Possession Date will occur after the commencement of the sixteenth (16th) Lease Year, Landlord agrees to extend the Term of the second Renewal Term so that the Term of the lease following such Additional Building Delivery of Possession Date





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                  will equal  fifteen  (15) years.  The price per square foot of
                  said  Additional   Building,   exclusive  of  land  costs  but
                  inclusive of all hard and soft costs in the aggregate shall equal Thirty-Two ($32) Dollars per square foot, as such amount may be adjusted by the percentage increase or decrease in the Construction Index as defined in subparagraph 41(g) hereof occurring between the date hereof and the Construction Index for the month in which Tenant delivers to Landlord the Notice of Additional Building, plus the costs to Landlord in the demolition of such portion of the parking areas (including the Frozen Foods Lands, as hereinafter defined), as may be necessary in the construction of the Additional Building. Landlord shall allocate the aggregate cost, determined as provided above, between hard and soft costs, and shall so notify Tenant within thirty (30) days of the date after which the parties shall have agreed on the Additional Building Plans. Should Tenant disagree with the Landlord cost estimate, Tenant shall be free to obtain and submit to Landlord bids for hard costs only from not more than three (3) mutually
                  agreeable  independent   contractors  (which  may  not  be  an
                  Affiliate of Tenant) (herein "Third Party bids"). Tenant shall submit such bid(s), if at all, within ninety (90) days of
                  Tenant's  receipt  of  Landlord's  cost  determination.   Upon
                  receipt of the Third Party bid(s) for the Additional Building Plans from Tenant, Landlord shall have the right to elect to either (a) match the lowest Third Party bid, or (b) enter into a contract with the lowest Third Party bidder for said bid price plus a sum equal to the soft costs as hereinabove provided, and reduce its hard cost price per square foot to the hard cost price charged it by said contractor. Upon
                  Tenant's   receipt  of  Landlord's  cost  estimate,   or  upon
                  notification of Landlord's election under (a) or (b) above, whichever is later, Tenant shall have the right to rescind its
                  Notice  of  Additional   Building   within  thirty  (30)  days
                  thereafter upon notice to Landlord and Tenant's agreement to reimburse Landlord for Landlord's actual costs incurred in preparing the Additional Building Plans and the bid documents which payment shall be made by Tenant to Landlord within thirty (30) days of Landlord's demand therefor, accompanied by documentation in reasonable detail, which payment shall be deemed to constitute Additional Rental hereunder."

         19. Subparagraph 49(h) hereby is added to read as follows:

                  "(h) It is acknowledged that if Tenant requires the construction of an Additional Building pursuant to the provisions of subparagraph 49(g), it may be required to lease additional lands which presently constitute a portion of the Lands leased by Landlord to Tenant pursuant to a lease agreement being entered into concurrently herewith ("Frozen Foods Lease"). It therefore is agreed that if such additional lands are required ("Frozen Foods Lands"), then as of the commencement of construction of the Additional Building and concurrently with the parties amending the Frozen Foods Lease so as to eliminate the Frozen Foods Lands from the description of the Lands demised thereunder, the parties hereto shall enter into an amendment of the LEASE to include the Frozen Foods Lands within the description of the Lands demised pursuant to the LEASE. At such time as the Frozen Foods Lands are included within the Lands demised pursuant to the LEASE, the Remaining Additional Lands Fixed Rent hereunder shall be increased based on the acreage of the Frozen Foods Lands so added, at the rate of $11,711.71 per acre per year. It is the intention of the parties that the




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                  aggregate  amount of the Fixed Rent to be paid to  Landlord by
                  Tenant pursuant to the Frozen Foods Lease and pursuant hereto, as a result of the exclusion of the Frozen Food Lands from the Frozen Foods Lease and their inclusion in the Lease, shall remain the same.

         20. Subparagraph 49(h) of the INITIAL LEASE hereby is redesignated as subparagraph 49(i) and is amended to read as follows:

                  (i) Upon delivery of possession by Landlord of the Additional Building, as determined pursuant to subparagraphs 3(a), 3(c), 3(g) and 3(m) ("Additional Building Delivery of Possession Date"), the Annual Fixed Rent hereunder shall be increased ("Additional Building Fixed Rent") as of the Additional Building Delivery of Possession Date by the Annual Additional Building Fixed Rent determined in the following manner:

                           The square footage of the Additional Building, based upon outside measurements; multiplied by the cost per square foot of the Additional Building as determined in subparagraph 49(g) above (exclusive of the Remaining Additional Lands); multiplied by a rate equal to the 20-year United States Treasury Bill interest rate, as of the Additional Building Delivery of Possession Date, plus four (4) percentage points; plus an amount equal to four (4%) percent of the foregoing; plus an amount equal to the Remaining Additional Lands Fixed Rent and the annual Additional Building Fixed Rent per square foot shall be the annual Additional Building Fixed Rent divided by the square footage of the Additional Building. By way of example, if the square footage of the Building is two hundred fifty thousand (250,000) square feet; the cost per square foot is Thirty-Two ($32) Dollars; the Treasury Bill interest rate is six and one-half (6.5%) percent; and the Remaining Additional Lands Fixed Rent is One Hundred Four Thousand and 00/100 ($104,000.00) Dollars; then the Additional Building Fixed Rent shall be as follows:

                                    250,000 x 32 = 8,000,000 x (6.5% + 4%) 10.5%
                                    =  840,000  +  (840,000  x  .04)   33,600  =
                                    $873,600 + $104,000 = 977,600 and the annual
                                    Additional Building Fixed Rent per square foot shall be 977,600 / 250,000 = 3.91.

                           The Additional  Building Fixed Rent shall increase at
                  the rate of twenty-five (25(cent)) cents per square foot at the commencement of each fifth anniversary of the Additional Building Delivery of Possession Date, including any Renewal Terms, if applicable.

                  As of the Additional Building Delivery of Possession Date, Tenant's obligation to pay Remaining Additional Lands Fixed Rent or Improved Remaining Additional Lands Fixed Rent, as the case may be, shall cease and terminate."

         21. It is agreed that the Commencement Date of the Frozen Foods Lease shall constitute the Effective Date of this Third Amendment of Lease.

         22. The Initial Term and the Renewal Terms of the LEASE hereby are extended to be co-terminus with the stated terms of LEASE II.



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         23. The Annual Fixed Rent to be paid pursuant to the LEASE shall remain the same during the period from the expiration of the Initial Term, as set forth in the INITIAL LEASE, to the expiration of the Initial Term, as extended herein.

         24. Subparagraph 7(a)(iv) hereby is amended by permitting Tenant to obtain Comprehensive Boiler and Machinery Insurance with a deductible not to exceed Two Hundred Thousand and 00/100
($200,000.00) Dollars.

         25. Subparagraph 7(a)(vii) hereby is omitted.

         26. Subparagraphs 7(d) and (e) are amended so as to require Tenant to deliver to Landlord a certificate of insurance (Accord 27) of all policies procured by Tenant in compliance with its insurance obligations pursuant to the LEASE.

         27. Subparagraph 9(a) hereby is amended to provide that Landlord shall be required only to repair, restore or replace non-trade fixtures and shall not be required to repair, restore or replace trade fixtures of Tenant.

         28. Subparagraph 15(f) hereby is amended by including subparagraphs 15(d) and (e) following reference to subparagraph 15(c).

         29. Subparagraph 15(h) hereby is amended to permit Tenant to assign the LEASE or to sublease the Premises to a Tenant's Affiliate.

         30. Subparagraph 33(b) hereby is amended to provide that the personal liability of Landlord and/or Ground Lessor shall apply if Landlord or Ground Lessor shall transfer, sell or mortgage any interest in any real property now owned or leased by Ground Lessor or Landlord.

         31. Subparagraph 41(d) hereby is amended by amending the first sentence to read as follows:

                  "The initial Purchase Price for the Premises, including the Upstairs Office Space, but excluding the Remaining Additional Lands, as of the expiration of the Fifth Lease Year shall be Twenty-Nine Million Four Hundred Thousand and 00/100 [$29,400,000] Dollars ("Base
                  Purchase Price")."

         32. Subparagraph 41(e) and (h) hereby are omitted and replaced by subparagraphs 41(g) and (h) below respectively, and subparagraphs 41(f) and (g) hereby are redesignated as subparagraphs 41(i) and (j) respectively.

         33. Subparagraphs 41(e), (f), (g) and (h) hereby are added to Paragraph 41 as follows:

                  "(e) If the purchase shall include the Remaining Additional Lands in its present as-is condition, the Base Purchase Price shall be increased at the rate of One Hundred Twelve Thousand Six Hundred ($112,600.00) Dollars per acre of Remaining
                  Additional Lands, plus an amount equal to the brokerage commission which shall be due and payable in connection with the purchase and sale of such Remaining Additional Lands.

                    (f) If the Remaining Additional Lands shall have been improved as a parking facility in accordance with the provisions of this Amendment, then in addition to the increase in the Base Purchase Price pursuant to subparagraph
                    (e) above, the Base Purchase Price shall be increased by an amount equal to the Annual Fixed Rent to be paid for the improved Remaining Additional Lands, pursuant to the provisions of Paragraph 49 hereof, whether or not Tenant


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

                    shall  have   exercised  its  option  to  use  the  improved
                    Remaining Additional Lands, divided by nine hundred seventy-five ten thousandths (.0975), plus an amount equal to the brokerage commission which shall be due and payable in connection with the purchase and sale of such Remaining Additional Lands. For the purposes of this subparagraph 41(f), in determining the Annual Fixed Rent to be paid for the improved Additional Lands, there shall be excluded therefrom, the amount of Fifty-Two Thousand ($52,000) Dollars on account of the Remaining Additional Lands Fixed Rent.

                  (g) If Landlord shall have constructed an Additional Building on the Remaining Additional Lands pursuant to the provisions of Paragraph 49 hereof, then the Purchase Price shall be increased by an amount equal to the lesser of (a) Thirty-Two ($32) Dollars multiplied by the gross square footage of the Additional Building, determined by outside measurements, plus the demolition costs referred to in Paragraph 49, increased but not decreased by a percentage equal to the percentage of increase determined by the lesser of: (i) the percentage of increase in the Index, as hereinafter defined in subparagraph 41(i), between the date hereof and the Index for the second month prior to the month in which the closing shall occur; or
                  (ii) the percentage of increase in the McGraw Hill's Engineering Record Cost of Construction Index for the New York/New Jersey area ("Construction Index") or comparable Construction Index if said Construction Index is no longer published, between the date hereof and the Construction Index for the second month prior to the month in which the closing shall occur; or (b) the cost of constructing the Additional Building, if Tenant shall elect to have the bid process employed as in Paragraph 49 provided.

                  (h) At the closing, Tenant shall pay over the Purchase Price in full and Landlord shall convey title in accordance with the following provisions:

                           (i) Landlord, at its sole cost and expense, shall proceed and exert reasonable efforts to cause the Premises, the Remaining Additional Lands, and thereafter the Additional Building, if applicable, to be resubdivided, if necessary, so as to constitute a separate lot and closing of title shall be subject to Landlord obtaining final, unappealable approval of such subdivision, if applicable. If Landlord shall not be able to obtain resubdivision and if Tenant shall have exercised its option to purchase hereunder, then Landlord, at its sole cost and expense, shall cause a groundlease, condominium or other mutually acceptable method to be employed so as to enable Tenant to purchase the Building and Additional Building, if applicable, in accordance with the provisions hereof.

                           (ii) Said Premises, Remaining Additional Lands and Additional Building, if applicable, shall be sold and conveyed subject to zoning regulations, ordinances, taxes, assessments, all easements, restrictions and rights of way presently existing, such additional easements, restrictions and rights of way as shall be permitted hereunder and such other liens or encumbrances as Tenant may have placed, permitted, agreed or consented to be placed against the Premises, Remaining Additional Lands and/or Additional Building, if applicable;

                            (iii) Landlord shall deliver a deed, affidavit of title and FIRPTA affidavit in usual form. The deed shall be bargain and sale with covenants against Grantors' acts and shall be duly executed and acknowledged so as to convey to Tenant fee simple title to the Premises in accordance with the provisions hereof;

                           (iv) Landlord shall have the right to utilize the proceeds of sale to discharge or secure the release of any lien encumbering the Premises, Remaining Additional Lands and Additional Building, if applicable, and to which the title is not to be subject;

                           (v) The Premises, Remaining Additional Lands and Additional Building, if applicable, shall be sold "as-is" and the delivery and acceptance of the deed of conveyance at the time of closing of title shall be deemed to constitute full compliance by Landlord of all of the terms, covenants and conditions on its part to be performed in connection with the sale hereunder;

                           (vi) If the Premises, Remaining Additional Lands and/or Additional Building, if applicable, shall be subject to any liens, including transfer, inheritance, estate, franchise, license or other similar taxes, which Landlord is obligated to satisfy, the amount of which has not been finally fixed, the same shall not be deemed an objection to title, provided that the title company at the time of closing of title, will issue or bind itself to issue its policy which will insure Tenant against collection of said liens and taxes from said Premises, Remaining Additional Lands and/or Additional Building, if applicable;

                           (vii)  The  Rental  payments  to be  made  hereunder,
                           including Rental on account of the Remaining Additional Lands and Additional Building, and all other usual adjustments shall be adjusted as of the Closing Date, it being agreed that Tenant shall not be entitled to a credit against the Purchase Price on account of any payments of Rental, except as it relates to a period subsequent to closing, or on account or any payments for Taxes and/or insurance premiums;

                           (viii) Tenant, subject to and in accordance with Paragraph 47 of this lease, shall comply with ISRA. Following closing, the provisions of Paragraph 47 of this lease shall remain in full force and effect, including any environmental claim relating to the Premises, Remaining Additional Lands and Additional Building, if applicable;

                           (ix) In the event that the Closing Date established pursuant hereto shall fall on a Saturday, Sunday or legal holiday, then it is agreed that the Closing Date shall be the first business day thereafter;

                           (x) In the event that Tenant shall fail to close title in accordance with the provisions hereof following its exercise of its option to purchase, then and in such event, said right shall cease and terminate immediately and be of no further force and effect;

                           (xi) Tenant shall have the right to assume or take subject to any mortgage then encumbering the Premises, subject only to and in accordance with, the applicable provisions, if any, of the mortgage, provided that the outstanding principal balance of the mortgage shall not exceed the then Purchase Price, and provided further that Landlord, its constituent members and all guarantors shall be relieved and released from all obligations thereunder. Tenant shall pay any and all assumption fees and charges or any and all prepayment penalties, fees and charges, if any, if Tenant does not take subject to or assume the mortgage, provided, however, that said prepayment penalties, or prepayment fees and charges that Tenant shall be obliged to pay shall not exceed those set forth on Exhibit H, and any such excess shall be a credit against the Purchase Price, or, in the alternative, at Tenant's election, paid by Landlord; and

                           (xii) The Ground Lessor shall execute this lease to indicate its consent to and agreement to be bound by the provisions of this Paragraph 41."

         34. Subparagraph 42(b) hereby is amended to read as follows:

                  "(b) In the event of a transfer of the Premises to a third party, whether by sale, foreclosure or deed in lieu of foreclosure, or otherwise, and such third party fails to make any commission payment to Broker within five (5) days following receipt of notice of non-payment, pursuant to the commission agreement entered into between Broker and Landlord, Tenant, upon notice from Broker (with a copy to the new owner) of the new owner's failure to make such payment and setting forth the amount of annual commission then due and payable to Broker, hereby is authorized and directed by Landlord to make monthly payments of Fixed Rent directly to Broker (at the address set forth in the notice), until the commission then due and payable shall have been paid. Landlord and Tenant agree that the payment of the brokerage commission by Tenant to Broker pursuant to this subparagraph (b) shall be in lieu of Fixed Rent payments required pursuant to this lease and Tenant shall not be in default pursuant to this lease by virtue of said payment to Broker."

         35. Paragraph 43 hereby is amended to read as follows:

                    "Tenant understands that the Premises are part of a larger tract of land presently owned by Ground Lessor and developed or hereafter to be developed by Landlord, known as Port Carteret, (herein referred to as the "Industrial Park"). In connection therewith, Tenant hereby consents to the granting by Landlord of easements (at any time) over the Premises to various utility companies and municipalities, provided that said easements (except with respect to those exclusively serving the Building and/or Additional Building) shall lie in the set back areas (i.e., those areas provided by the current zoning ordinance in which structures are precluded) within the Premises and shall be relocatable at no expense to Tenant should Tenant seek to improve said area and be impeded as a result of such easement. Tenant consents both to the continuation or extension of Middlesex Avenue as a public road and to a future access road as such is shown abutting the westerly portion of the Premises on Exhibit C, which road may be dedicated as a public road."

         36. Tenant shall have the right to record a Memorandum of Lease in the Middlesex County Clerk's Office, which Memorandum shall not provide any of the economic agreements of the parties and which Memorandum shall be subject to Landlord's consent, which shall not be unreasonably withheld, provided, however, that prior to such filing, Tenant shall deliver to Landlord's attorneys, in escrow a duly executed Discharge of Memorandum of Lease, which Discharge may be released from escrow and filed of record upon the Termination or expiration of this LEASE, as the LEASE may be extended, regardless of the reason or cause of such termination or expiration in accordance with the provisions of the escrow agreement entered into among the parties and the escrowee.

         37. In the event of any inconsistency between the provisions of this Third Amendment of Lease and the LEASE, the provisions of this Amendment shall control.

         38. In all other respects and matters, the LEASE shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first above written.


                                 PORT CARTERET (Landlord)
                                 By: Amax Realty Development, Inc.


                                    By:  /s/ Anthony Filiaci
                                       Anthony Filiaci, Vice
                                                          President

                                 V. PAULIUS AND ASSOCIATES


                                 By:   /s/ Robert Paulius
                                    Robert Paulius, Vice President



                                 DI GIORGIO CORPORATION (Tenant)


                                 By:   /s/ George W. Conklin
                                    George Conklin, Vice President


                                 AMAX COPPER, INC., (Ground Lessor)


                                 By:   /s/  Anthony Filiaci
                                    Anthony Filiaci, Vice President

                      Exhibits to Third Amendment of Lease


Exhibit  A: Omitted Grocery Additional Lands (4.54 Acres)

Exhibit  B (Grocery Lease): Remaining Additional Lands (4.34 Acres)

Exhibit  C: Site Plan